EXHIBIT 99.1


Contact:          Susan B. Railey                        FOR IMMEDIATE RELEASE
                  (301) 468-3120
                  Sharon Bramell
                  (301) 231-0351


                   AIM 85 REPORTS SECOND QUARTER NET EARNINGS
                              OF 11 CENTS PER UNIT
                     ---------------------------------------

     ROCKVILLE, MD, August 11, 2004--(AMEX/AII) -- American Insured Mortgage Investors-Series 85, L.P. (AIM 85), a liquidating partnership that holds investments in government insured multifamily mortgages, reported net earnings for the three months ended June 30, 2004 of approximately $1.4 million (11 cents per unit) compared to approximately $1.3 million (11 cents per unit) for the three months ended June 30, 2003. Net earnings increased by approximately
$45,000 for the three months ended June 30, 2004, as compared to the corresponding period in 2003, primarily due to an increase in gains on mortgage dispositions largely offset by a significant decrease in mortgage investment income.

     For the six months ended June 30, 2004, AIM 85 reported net earnings of approximately $2.7 million (21 cents per unit) compared to $2.8 million (23 cents per unit) for the first six months of 2003. Net earnings decreased by approximately $176,000 for the six months ended June 30, 2004, as compared to the corresponding period in 2003, primarily due to a decrease in mortgage investment income partially offset by a significant increase in gains on mortgage dispositions.

     Mortgage investment income decreased for the three and six months ended June 30, 2004 due to the disposition of 13 mortgages with an aggregate principal balance of approximately $35.5 million, representing an approximate 59% decrease in the aggregate principal balance of the total mortgage portfolio since June 2003.

     Gains on mortgage dispositions increased for the three and six months ended June 30, 2004 compared to the corresponding periods in 2003. During the second quarter of 2004, AIM 85 recognized gains of approximately $851,000 from the prepayment of three mortgages compared to gains recognized of approximately $293,000 from the prepayment of three mortgages and the assignment of one mortgage during the second quarter of 2003. For the six months ended June 30, 2004, AIM 85 recognized gains of approximately $1.5 million from three mortgage prepayments, one assignment and the sale of two mortgages. This compares to gains recognized of approximately $746,000 from four mortgage prepayments and three mortgage assignments for the six months ended June 30, 2003.

     As of June 30, 2004, AIM 85 was invested in nine insured mortgages and one debenture with an aggregate amortized cost of approximately $26.0 million, an aggregate face value of approximately $26.2 million and an aggregate fair value of approximately $26.7 million.

     In July 2004, AIM 85, with the consent of the Partnership's Advisor, sold the GNMA security secured by the mortgage on Oak Forest Apartments II. The Partnership received net proceeds of approximately $10.6 million and declared a distribution of 84 cents per unit, payable in November 2004, related to the sale of this GNMA security.

     AIM 85 distributes net proceeds, if any, from mortgage dispositions and debenture redemptions to its investors, in addition to distributions of regular cash flow. As AIM 85 continues to liquidate its mortgage investments and investors receive distributions of return of capital and taxable gains, investors should expect a reduction in earnings and distributions due to the decreasing mortgage base. Based upon the current level of interest rates, the recent trend in mortgage prepayments is expected to continue. Such mortgage prepayments, if continued at the recent trend, will likely result in a termination and liquidation of the Partnership significantly earlier than the December 2009 stated termination date. Upon the termination and liquidation of the Partnership, on or before December 31, 2009, distributions to investors will be made in accordance with the terms of the Partnership Agreement. A final distribution to unitholders will be based on the Partnership's remaining net assets after deducting and setting aside amounts required to satisfy and discharge any existing Partnership obligations and expenses, and such distribution to unitholders is likely to be substantially less than the amount referenced in limited partners' equity in the Partnership's financial statements.

                                 -table follows-

              AMERICAN INSURED MORTGAGE INVESTORS - SERIES 85, L.P.

                              STATEMENTS OF INCOME

                                   (Unaudited)

                                                      For the three months ended         For the six months ended
                                                                June 30,                           June 30,
                                                       2004               2003            2004             2003
                                                    ---------          ---------       ----------        ---------
Income:
  Insured mortgage investment income              $   610,346        $ 1,262,635       $ 1,414,857      $ 2,583,860
  Interest and other income                            54,721             39,858           119,503           63,882
                                                  -----------        -----------       -----------      -----------
                                                      665,067          1,302,493         1,534,360        2,647,742
                                                  -----------        -----------       -----------      -----------
Expenses:
  Asset management fee to related parties              80,813            157,123           187,442          320,574
  General and administrative                           67,862            115,950           156,151          223,041
                                                  -----------        -----------       -----------      -----------
                                                      148,675            273,073           343,593          543,615
                                                  -----------        -----------       -----------      -----------
Net earnings before gains on insured
  mortgage dispositions                               516,392          1,029,420         1,190,767        2,104,127


Net gains on insured mortgage dispositions            851,069            293,044         1,483,396          745,870
                                                  -----------        -----------       -----------      -----------

Net earnings                                      $ 1,367,461        $ 1,322,464       $ 2,674,163      $ 2,849,997
                                                  ===========        ===========       ===========      ===========


Net earnings allocated to:
  Limited partners - 96.1%                        $ 1,314,130        $ 1,270,888       $ 2,569,871      $ 2,738,847
  General Partner -   3.9%                             53,331             51,576           104,292          111,150
                                                  -----------        -----------       -----------      -----------
                                                  $ 1,367,461        $ 1,322,464       $ 2,674,163      $ 2,849,997
                                                  ===========        ===========       ===========      ===========
Net earnings per unit of limited
  partnership interest - basic                         $ 0.11             $ 0.11            $ 0.21           $ 0.23
                                                  ===========        ===========       ===========      ===========

Limited partnership units outstanding - basic      12,079,514         12,079,514        12,079,514       12,079,514
                                                  ===========        ===========       ===========      ===========

Balance Sheet Data:                                                                       June 30,       December 31,
------------------                                                                          2004             2003
                                                                                         ----------      ------------
Investment in insured mortgages                                                         $24,977,429     $ 45,775,507
Investment in debentures                                                                  1,741,873       10,335,670
Total assets                                                                             39,008,379       69,048,427
